For Immediate Release
INVESTOR RELATIONS CONTACT	GENERAL MEDIA CONTACT
KATHLEEN HEANEY	GARET HAYES
INTEGRATED CORPORATE RELATIONS	HOPE BECKHAM FOR CARIBOU COFFEE
(203) 803-3585	(404) 604-2602
GHAYES@HOPEBECKHAM.COM
Caribou Coffee Company Names Rosalyn “Roz” Mallet President & COO
Positioning Caribou Coffee for the future
MINNEAPOLIS (March 5, 2007) — Caribou Coffee Company, Inc. (NASDAQ: CBOU) announced today that Rosalyn “Roz” Mallet has been named the President and Chief Operating Officer. Mallet, who is an experienced food service industry leader and visionary with over 30 years of experience, will lead the day-to-day operations of the company. With this change, effective immediately Rosalyn Mallet has resigned from the Caribou Coffee Board of Directors.
“We are excited to add such a talent to Caribou Coffee,” said Michael J. Coles, Chairman and CEO of Caribou Coffee. “Over the past year as a member of our Board of Directors, Roz has contributed greatly as a focused leader who we know can help lead Caribou Coffee to a bright future. Her experience in almost every aspect of restaurant operations will be invaluable,” Coles added.
Mallet was most recently the Chief Operating Officer of the La Madeleine French Bakery, Café and Bistro Chain. Previously she was the Senior Vice President of Human Resources for Carlson Companies responsible for the Human Resources function across seven major businesses. Her extensive restaurant experience also includes time with TGI Friday’s and Applebee’s.
Mallet’s experience in operations, franchising, human resources and training has earned her recognition from a variety of Industry organizations and publications. She has been recognized as a “Motivator of the Year” by the Elliot Group, and was featured by Nation’s Restaurant News as one of the “Fifty New Players” and as one of the “25 Most Powerful Women.” She has also received the Lifetime Achievement Award from the Hospitality Industry Diversity Institute and an Honorary Doctorate of Food Service by the National Association of Food Equipment Manufacturers.
Mallet currently serves on the Executive Committee of the Board of Directors of the National Restaurant Association and is the Lead Director on the board of Share Our Strength, a national organization whose mission is to end childhood hunger. She has also served on the Advisory Board of People Report, as President of the Roundtable for Women in Foodservice and Chair of the Hospitality and Tourism Industry Skill Standards Board, and is actively involved in Women’s Foodservice Forum.
About Caribou Coffee
Caribou Coffee Company Inc. (NASDAQ: CBOU), founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest, company-owned, gourmet coffeehouse operator in the United States based on the number of coffeehouses. Caribou Coffee operates 464 coffeehouses, including 24 licensed locations. Caribou Coffee’s coffeehouses are located in 18 states and the District of Columbia, as well as in several venues outside of the United States. Caribou Coffee offers its customers high-quality, gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. Caribou Coffee also sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high- quality products, a comfortable and welcoming coffeehouse environment and customer service. For more information, visit the Caribou Coffee Web site at www.cariboucoffee.com.
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